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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-40533) pertaining to the HORIZON Pharmacies, Inc. 1997 Stock Option Plan, the Registration Statement (Form S-8 No. 333-43607) pertaining to the HORIZON Pharmacies, Inc. 401(k) Plan and the Registration Statement (Form S-8 No. 333-62805) pertaining to the HORIZON Pharmacies, Inc. 1998 Stock Option Plan of our report dated March 31, 2000, except for the third paragraph of Note 7(A) as to which the date is April 14, 2000, with respect to the consolidated financial statements and schedule of HORIZON Pharmacies, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1999.

                                          /s/ ERNST & YOUNG LLP

Oklahoma City, Oklahoma
April 14, 2000